EXHIBIT 16.1

TERRY L. JOHNSON, CPA

406 Greyford Lane

Casselberry, Florida 32707

Phone 407-721-4753

Fax/Voice Message 866-813-3428

E-mail cpatlj@yahoo.com

May 14, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by Nano Labs Corp., a Colorado corporation (the "Company"), which were provided to us and which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, regarding our dismissal as the Company's certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Terry L. Johnson, CPA

Terry L. Johnson, CPA

Casselberry, Florida